THE EUROPE FUND, INC.
			       780 Third Avenue
			      New York, NY  10017

				      and

			   THE UNITED KINGDOM FUND INC.
				245 Park Avenue
				Fifteenth Floor
			      New York, NY  10167

			   ------------------------
		Notice of Joint Special Meeting of Stockholders
			To Be Held on February 25, 1998
			   ------------------------

To the Stockholders of The Europe Fund, Inc. and The United Kingdom Fund Inc.:

	       A joint special meeting (the "Meeting") of the stockholders of The Europe Fund, Inc. and The United Kingdom Fund Inc. (each, a "Fund" and collectively, the "Funds"), will be held on February 25, 1998 at 10 a.m., New York City time, at The Waldorf Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York for the following purposes:

	       1. To approve a new investment advisory agreement and a new investment management agreement for each Fund on substantially the same terms as the existing relevant agreement for that Fund;

	       2. To transact such other business as may properly come before the Meeting or an adjournment thereof.

	       Stockholders of record for each Fund at the close of business on December 29, 1997 will be entitled to vote separately at the Meeting on matters related to their Fund.

		    By order of the Board of Directors of each Fund,


		    RITA J. KLEINMAN
		    Secretary of each Fund


New York, N.Y.
[     ], 1998